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                                                                    Exhibit 99.1

FROM:
FIRST ALBANY COMPANIES INC. (NASDAQ: "FACT")
30 South Pearl Street
Albany, New York 12207
Contact: Stephen Wink, Sen.V.P. & General Counsel
Tel.: 518.447.8500                                  FOR IMMEDIATE RELEASE
                                                    WEDNESDAY, SEPTEMBER 6, 2000

                      FIRST ALBANY COMPLETES STOCK BUY-BACK
                        FROM FORMER FINANCIAL CONSULTANTS

     ALBANY--First Albany Companies Inc. (NASDAQ: "FACT") announced today the completion of a stock buy-back in which the firm purchased approximately 814,000 shares of its common stock from many of its former Private Client Group financial consultants.

     First Albany purchased these shares from the financial consultants in private transactions for an aggregate purchase price of approximately $16 million. The Board of Directors of First Albany had approved the repurchase of stock held by financial consultants who were transferred to First Union Securities, Inc. First Albany consummated the sale of its Private Client Group to First Union Securities, Inc. on August 4, 2000. The stock was recently distributed to the financial consultants following the termination of First Albany's Stock Bonus Plan. The buy-back resulted in a purchase of approximately 10% of the 8.1 million shares of First Albany common stock outstanding; post buy-back there are approximately 7.3 million shares outstanding.

     Commenting on the announcement, Alan Goldberg, President of First Albany, said, "This stock buy-back demonstrates the confidence we have in First Albany's future and our commitment to maximize shareholder value. The buy-back was an integral part of our strategy to reposition the firm and eliminate a substantial overhang of shares in the market."

                                    * * * * *

     First Albany provides investment banking services to corporate and public clients and engages in market-making and trading of corporate, government and municipal securities. The firm also provides venture capital and merchant banking services to the investment and corporate communities.

     Founded in Albany in 1953, today First Albany has 18 offices in 11 states across the country: California (Los Angeles, San Francisco, Burlingame, Rancho Santa Fe), Connecticut (Hartford, Stamford), Florida (Bonita Springs), Illinois (Chicago), Massachusetts (Boston, Wellesley), Minnesota (Minneapolis), New Jersey (Morristown), New York (New York City, Albany), Pennsylvania (Sewickley, Chadds Ford), Texas (Greenville), and Virginia (Richmond).